Exhibit 10(a)
BECTON, DICKINSON AND COMPANY
PERFORMANCE INCENTIVE PLAN
AMENDED AND RESTATED EFFECTIVE AS OF APRIL 29, 2025
PURPOSE
The purpose of the Performance Incentive Plan (the “Plan”) is to provide annual incentive payments to associates for their contribution to the Company’s successful financial performance and the accomplishment of strategic objectives.
Notwithstanding anything in this plan to the contrary, the payment of annual incentives, if any, is solely within the discretion of the PIP Steering Committee and the Board of Directors, except that payment in excess of the plan guidelines will not be made. No employee has any vested right to any such payment.
PLAN ADMINISTRATION
The PIP Steering Committee will be responsible for administering this Plan, except that the Compensation and Human Capital Committee of the Board of Directors (the "Compensation Committee") will be responsible for administering this Plan with respect to the Chief Executive Officer of the Company and other members of the Executive Leadership Team (the "ExLT") and for selection and approval of total Company metrics, targets, and payouts, as specified herein. The PIP Steering Committee will consist of no less than three persons, including the Chief Executive Officer, Chief Financial Officer, and Chief People Officer and such other senior executives as are designated from time to time by the Chief Executive Officer. The Chief People Officer shall have authority to act on behalf of the PIP Steering Committee with respect to all matters under this Plan.
ELIGIBILITY
Participation in any particular fiscal year is generally restricted to employees of the Company and its worldwide subsidiaries in Job Group 4 and above positions (other than those covered under other incentive plans or sales incentive plans) and other key positions as may be approved by the PIP Steering Committee. Current employees promoted to, and persons newly hired to, eligible positions during a particular fiscal year may be considered for a pro-rata bonus; provided that such employees are promoted to, or newly hired to, eligible positions on or before July 1 of the particular fiscal year. Persons employed by companies acquired by the Company which have pre-existing incentive, profit sharing or similar programs will not participate in this Plan until and unless those plans are superseded by this Plan. For the avoidance of doubt, employees who transferred out of the Company due to a divestiture of a subsidiary or business unit during the fiscal year will not be eligible for an incentive payment under this Plan with respect to the fiscal year in which the spin-off occurs, except as otherwise determined by the Compensation Committee.
PARTICIPATION LEVELS
Plan target percentages for eligible employees are determined based upon the scope and responsibilities of the position. A participant’s target amount is based on salary or earnings multiplied by the applicable plan target percentage. Plan target amounts for participants who have received a promotion or other role change during the applicable year will be pro-rated based on the eligible employee’s time in each role.

DETERMINATION OF PERFORMANCE CRITERIA
Prior to or shortly following the beginning of a fiscal year, the Compensation Committee shall establish financial and strategic criteria, targets and related formula(s) with respect to the total Company, which shall apply to the ExLT and other applicable associates (the “Corporate Performance Metrics”), and the PIP Steering Committee shall establish financial and strategic criteria, targets and related formula(s) tied to results below total Company, including targets related to segment, business unit, region, and/or country performance (the “Business Performance Metrics”).
INCENTIVE CALCULATION
Incentive payments shall be made under the Plan based upon achievement of either the Corporate Performance Metrics or the Business Performance Metrics, as applicable. Subject to the terms of this Plan as set forth herein, final incentive payments for individual participants shall generally be equal to the participant’s target amount multiplied by the applicable final performance factor multiplied by the participant's Individual Performance Percentage (described below). For the ExLT, the Compensation Committee (and in the case of the Chief Executive Officer, the independent directors of the Board) shall approve the final incentive payment in its sole discretion after considering the formula noted herein. For the avoidance of doubt, the final incentive payment for any ExLT member, as determined by the Compensation Committee or the Board, as applicable, may be greater or less than the amount determined pursuant to the formula noted herein.
DETERMINATION OF INCENTIVE POOLS AND FINAL INCENTIVES
(a) Hypothetical Incentive Pool
Following the close of each fiscal year, a hypothetical incentive pool will be established assuming achievement at 100% of target for participants. For purposes of determining the hypothetical incentive pool, the target for participants who have had a salary, individual target percentage, or status change during the applicable fiscal year will be pro-rated based on the period during the year that the original salary, individual target percentage, or status and the adjusted salary, individual target percentage, or status was applicable.
(b) Achievement Against Performance Metrics and Funding Levels
Following the close of each fiscal year, the Compensation Committee will determine the final performance achievement level of the Corporate Performance Metrics, and the PIP Steering Committee will determine the final performance achievement level of the Business Performance Metrics.
The Compensation Committee will determine funding levels relating to ExLT incentive payments based on the final performance achievement level in accordance with the formula established by the Compensation Committee. The PIP Steering Committee will determine funding levels relating to participants other than the ExLT based on the final performance achievement level in accordance with the formula established by the PIP Steering Committee at the beginning of the Fiscal Year. With respect to the Corporate Performance Metrics, the Compensation Committee has the discretion to make adjustments to the Company’s operating results for unbudgeted items that are not considered part of BD’s ordinary operations and other events that significantly impacted BD’s performance. Similarly, the PIP Steering Committee has this same discretion for results against the Business Performance Metrics.

(c) Bonus Equalization Adjustment
The Compensation Committee may, including upon recommendation from the PIP Steering Committee, in its sole discretion, approve an adjustment to the achievement of the Corporate Performance Metrics downward by up to 25% (and corresponding upward adjustment to the Business Performance Metrics approved by the PIP Steering Committee) if they determine that there is unsatisfactory disparity between the Corporate funding level and the funding level for other business units below the total Company level (the “Bonus Equalization Adjustment”). In making this determination, the Compensation Committee may consider extraordinary performance by one or more business unit, any external factors that affected the payout pool for the business units, and the overall economic or environmental challenges during the fiscal year.
(d) Final Performance Factor
The Compensation Committee will determine the final performance factor for ExLT bonuses based on final performance achievement against the Corporate Performance Metrics, as adjusted by the Business Equalization Adjustment, and, if applicable, by applying any formula established by the Compensation Committee to determine the final performance factor.
Following the close of each fiscal year, the PIP Steering Committee will determine the final performance factor for bonuses for all participants other than the ExLT based on final performance achievement against the Business Performance Metrics, as adjusted by the Business Equalization Adjustment, and, if applicable, by applying any formula established by the PIP Steering Committee to determine the final performance factor.
(e) Individual Performance Percentage
With respect to a fiscal year, each participant will receive a Performance Rating, as determined by such participant’s manager. After Performance Ratings have been determined, each participant’s manager will determine the Individual Performance Percentage for such participant based on the guidelines established for such Performance Rating for such fiscal year.
(f) Communication
The operating unit performance results will be communicated throughout the organization to the extent that the Company deems appropriate and subject to any confidentiality concerns.
(g) Final Incentive Payments
The PIP Steering Committee will determine the final incentive payments for participants (other than the ExLT). The Compensation Committee will determine the final incentive payments for the ExLT, in its sole discretion, based on the applicable final performance factor(s).
Participants who have been on an approved leave of absence during the fiscal year may have their incentive amounts pro-rated based on Company policy in the applicable region or country. Participants who have been on an approved leave of absence for the entire fiscal year will not be eligible to receive an incentive payment for the fiscal year that includes such leave of absence. No individual may receive an incentive payment in excess of 200% of their target incentive.

FINAL REVIEW AND APPROVAL
All incentive payments for the participants other than the ExLT will be reviewed and approved by the Chief Executive Officer, in the aggregate or on a case-by-case basis, as appropriate. In the case of the ExLT, recommendations will be subject to final review and approval by the Compensation Committee (and in the case of the Chief Executive Officer, the independent directors of the Board). The Compensation Committee (and the Board, as applicable) has the discretion to reduce payouts based on any factors it deems appropriate, including whether an individual has taken unnecessary or excessive risk.
(a) Payment
Incentives will generally be paid by January of the calendar year following the year in which they are awarded (unless deferred by the participant). Except in cases of death, disability, retirement, or involuntary terminations due to the elimination of employees’ position, no incentive payments will be made to individuals who are not active employees on the final day of the fiscal year. Employees who are terminated for cause prior to the distribution date will forfeit their incentives.
If an employee is terminated by reason of death, disability, or retirement, his or her incentive payment will paid in or around January of the calendar year following the year in which it was awarded and will be based on applicable final performance factor and pro-rated based on the number of days the employee was actively at work during the fiscal year in which the incentive payment was awarded.
Incentives awarded to any employee who dies prior to the distribution date may be made to the employee's estate or beneficiaries at the discretion of management.
If a U.S.-based employee has experienced a Termination Due to Workforce Restructuring, as determined in accordance with the U.S. BD Severance Plan, or an employee who is not a U.S.-based employee is terminated by reason of an involuntary termination due to the elimination of the employee’s position, as determined in the sole discretion of the applicable Human Resources business partner, such employee may receive a pro-rated incentive payment at the target level of performance based on his or her individual incentive target and salary or earnings as applicable. In the event that an employee shall receive a pro-rated incentive payment under this paragraph, the incentive payment will be pro-rated based on the number of days the employee was actively at work during the fiscal year in which the incentive payment was awarded and be paid in accordance with the following:
(i) if the employee is a U.S.-based employee, the pro-rated incentive payment shall be paid under, in accordance with, and subject to, the terms of the U.S. BD Severance Plan and subject to the Plan Administrator of the U.S. BD Severance Plan’s discretion to eliminate or modify such pro-rated incentive payment; and
(ii) if the employee is not a U.S.-based employee, the pro-rated incentive payment shall be paid under the Plan in accordance with applicable law, subject to local rules, practices, procedures, and limitations that would provide for a lesser benefit (e.g., probationary periods); provided that the lead Human Resources business partner and the Regional Total Rewards Director may, in their sole and absolute discretion, authorize a pro-rated incentive payment that is different from the amount otherwise set forth in this Plan or determine that an individual is not entitled to a pro-rated incentive payment; and, provided further that the payment of any incentive under this subsection shall also be in satisfaction of any local severance plan, arrangement, or law that requires the payment of bonus (or any similar compensation) as part of severance or separation pay.

Notwithstanding the foregoing, participants in the ExLT, including the Chief Executive Officer, are eligible to receive a prorated bonus pursuant to this Plan unless they are a participant in or a party to a separate plan, agreement, or arrangement that was approved by the Company.
(b) Exceptions
Any recommendations for exceptions to the provisions of the Plan must be submitted to the PIP Steering Committee for review and are subject to final approval by the Chief Executive Officer. Any exceptions applicable to the ExLT are further subject to approval by the Compensation Committee (and in the case of the Chief Executive Officer, the independent directors of the Board).
RECOVERY OF INCENTIVE PAYMENTS
Any incentive payment approved under this Plan shall be subject to the terms of the Company’s Policy Regarding the Recovery of Compensation, as the same may be subsequently amended, or any similar policy or policies established by the Company that may apply to the employee (referred to as the “Policy”); provided, that no amendment to the Policy shall adversely affect the rights of an employee with respect to any incentive payment that is approved in accordance with this Plan prior to such amendment. The Company’s rights under the Policy shall be in addition to, and not in substitution of, the Company’s rights under this Plan or otherwise and, in all events, the terms of the Policy shall prevail to the extent that the terms of the Policy conflict with this Plan or any other plan, program, agreement or arrangement.